Exhibit 10.8

VYLOR INC.

STOCK ACCUMULATION AND DEFERRED

COMPENSATION PLAN FOR DIRECTORS

(Effective October 1, 2026)

1.
PURPOSE OF THE PLAN

The purpose of the Vylor Inc. Stock Accumulation and Deferred Compensation Plan for Directors (the “Plan”) is to permit Directors to defer the payment of all or a specified part of their compensation for services performed as Directors.

This Plan is intended to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the rulings and regulations issued thereunder (collectively, “Code Section 409A”) and shall be administered and construed in accordance with such requirements.

All accounts held under the E.I. DuPont de Nemours and Company Stock Accumulation and Deferred Compensation Plan for Directors (the “Corteva Plan”) as of immediately prior to October 1, 2026 for Directors who are eligible to participate in this Plan shall be transferred, effective October 1, 2026, to this Plan. Notwithstanding any provision of this Plan to the contrary, any elections in effect for such Directors under the Corteva Plan immediately prior to October 1, 2026, including, without limitation, elections as to the time and form of payment of transferred amounts, but excluding beneficiary designation elections not maintained electronically as specified by the Committee, shall be recognized and preserved under this Plan until changed (if at all) in accordance with the terms of this Plan.

The provisions of this Plan shall apply to all amounts deferred on and after October 1, 2026, including amounts deferred with respect to services performed during the period from October 1, 2026 through December 31, 2026.

2.
ELIGIBILITY

Members of the Board of Directors of Vylor Inc. (the “Company”) who are not employees of the Company or any of its subsidiaries or affiliates shall be eligible undethis Plan to defer compensation for services performed as Directors.

3.
ADMINISTRATION AND AMENDMENT

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The decision of the Committee with respect to any questions arising as to the interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding. The Board of Directors of the Company reserves the right to modify the Plan from time to time, or to terminate the Plan entirely, provided, however, that (1) no modification of the Plan shall operate to annul an election already in effect for the current calendar year or any preceding calendar year; (2) that the foregoing shall not preclude any amendment necessary or desirable to conform to changes in applicable law, including, but not limited to, changes in the Code; and (3) upon termination of the Plan, except to the extent otherwise permitted under Code Section 409A, all balances will be distributed in accordance with the terms of the Plan as in effect on the date of termination.

The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations as it deems appropriate for the proper administration of the Plan, and to make such determinations and take such steps in connection therewith as it deems necessary or advisable.

4.
COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT / CHANGE IN LAW

It is the Company’s intent that the Plan comply in all respects with Rule 16b-3 of the Exchange Act, or its successor, and any regulations promulgated thereunder. If any provision of this Plan is found not to be in compliance with such rule and regulations, the provision shall be deemed null and void, and the remaining provisions of the Plan shall continue in full force and effect. All transactions under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act and the regulations promulgated thereunder.

The Board of Directors may, in its sole discretion, modify the terms and conditions of this Plan in response to and consistent with any changes in applicable law, rule or regulation.

5.
ELECTION TO DEFER AND FORM OF PAYMENT

Notwithstanding anything in this Plan to the contrary, with respect to compensation earned during the period beginning October 1, 2026 and ending December 31, 2026, each deferral election properly made by a Director under the Corteva Plan for calendar year 2026 and in effect immediately prior to October 1, 2026 shall be deemed to be an election under this Plan and shall continue to apply to compensation earned during such period. No new election shall be required with respect to such compensation. Effective for compensation earned on and after January 1, 2027, elections shall be made in accordance with the provisions of this Section 5.

On or before December 31 of any calendar year, a Director may elect to defer, in the form of cash or stock units, the payment of all or a specified part of all fees payable to the Director for services as a Director during the following calendar year.

To the extent permitted under Code Section 409A, any person who shall become a Director during any calendar year, and who was not a Director of the Company on the preceding December 31, may elect, within thirty days after election to the Board, to defer in the same manner the receipt of the payment of all or a specified part of fees not yet earned for the remainder of that calendar year in the form of cash or stock units.

At the time a Director elects to defer his/her fees for a calendar year, he/she must also elect:

i.
the payment event for such deferred amounts (a specified calendar year or his/her separation from service (within the meaning of Code Section 409A))
ii.
with respect to amounts deferred to separation from service, the form of payment (lump sum or equal annual installments)
iii.
the number of equal annual installments, if applicable; and
iv.
the calendar year following his/her separation from service in which payment(s) of such deferred amounts shall commence (if distribution is to commence by reason of a separation from service). For purposes of clarity, calendar year in this context refers to the sequential calendar year following separation from service (for example, first calendar year, second calendar year, etc.))

Amounts deferred to a specified year shall be payable only in a lump sum during the specified calendar year. If amounts are payable in equal annual installments, the first annual installment shall be made in the calendar year specified pursuant to (iv) above with remaining installments paid in successive calendar years until all installments have been paid.

Elections shall be made by written notice delivered to the Secretary of the Committee. All such elections as to deferral and form of payment are irrevocable.

6.
DIRECTORS’ ACCOUNTS

Fees deferred in the form of cash shall be held in the general funds of the Company and shall be credited to an account in the name of the Director. Deferred cash will bear interest at a rate corresponding to the average 30-year Treasury securities rate applicable for the quarter (or at such other rate as may be specified by the Committee from time to time). Interest will be compounded quarterly and will also be deferred. If the rate changes, the new rate will apply to all deferred cash amounts beginning with the following quarter. Fees deferred in the form of stock units shall be allocated to each Director’s account based on the closing price of the Company’s common stock as reported on the Composite Tape of the New York Stock Exchange (“Stock Price”) on the date the fees would otherwise have been paid. The Company shall not be required to reserve or otherwise set aside shares of common stock for the payment of its obligations hereunder, but shall make available as and when required a sufficient number of shares of common stock to meet the needs of the Plan. An amount equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in common stock of the Company) payable on the number of shares represented by the number of stock units in each Director’s account will be allocated to each Director’s account in the form of stock units based upon the Stock Price on the dividend payment date. Any stock dividends payable on such number of shares will be allocated in the form of stock units. If adjustments are made to outstanding shares of common stock as a result of split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment shall also be made in the number of stock units in a Director’s account. Stock units shall not entitle any person to rights of a stockholder unless and until shares of Company common stock have been issued to that person with respect to stock units as provided in Article 7.

7.
PAYMENT FROM DIRECTORS’ ACCOUNTS

The aggregate amount of deferred fees, together with interest and dividend equivalents accrued thereon, shall be paid in accordance with the time and form of payment elections made by the Director under paragraph 5. Amounts credited to a Director’s account in cash shall be paid in cash and amounts credited in stock units shall be paid in one share of common stock of the Company for each stock unit, except that a cash payment will be made with any final installment for any fraction of a stock unit remaining in the Director’s account. Such fractional share shall be valued at the closing Stock Price on the date of settlement. Restricted stock units payable in cash, and the dividend equivalents associated with such deferred units, shall be paid in cash, each unit to equal the value of one share of Company common stock based on the average of the high and low prices of Company common stock as reported on the Composite Tape of the New York Stock Exchange as of the effective date of payment.

8.
PAYMENT IN EVENT OF DEATH

A Director may file with the Secretary of the Committee a written designation of a beneficiary for his or her account under the Plan on such form as may be prescribed by the Committee, and may, from time to time, amend or revoke such designation. If a Director should die before all deferred amounts credited to the Director’s account have been distributed, the balance of any deferred fees and interest and dividend equivalents then in the Director’s account shall be paid to the Director’s designated beneficiary upon the Director’s death.

If the Director did not designate a beneficiary, or in the event that the beneficiary designated by the Director shall have predeceased the Director, the balance in the Director’s account shall be paid promptly to the Director’s estate.

9.
NONASSIGNABILITY

During a Director’s lifetime, the right to any deferred fees, including interest and dividend equivalents thereon, shall not be transferable or assignable, except as may otherwise be provided in rules established by the Committee.

10.
GOVERNING LAW

The validity and construction of the Plan shall be governed by the laws of the State of Delaware.

EXECUTION PAGE

IN WITNESS WHEREOF, Vylor Inc. has caused this Stock Accumulation and Deferred Compensation Plan for Directors to be adopted and executed by its duly authorized officer, effective as of October 1, 2026.

VYLOR INC.

By:
Name:
Title:
Date:

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